Exhibit 10.27

OPTION AGREEMENT

Dated as of March 20, 2013 (the “Effective Date”)

Proprietary and Confidential

Information provided in this binding option agreement (this “Option Agreement”) is considered “Confidential Information” as defined in the Mutual Confidentiality and Non-Circumvention Agreement, dated as of October 13, 2012 (the “Confidentiality Agreement”). By receiving this Option Agreement and any other information related to the Transactions, each of SFX Entertainment, Inc. (f/k/a SFX Holding Corporation) (“SFX”) and ID&T Holding B.V. (“ID&T” and, collectively with SFX, the “Parties”) shall not disclose or use the information in any manner without the prior written consent of the other Party; except that (A) each Party is permitted to disclose or use information to the extent permitted by the Confidentiality Agreement (as if “Proposed Transaction” defined thereunder were defined to include the Transactions) and/or to the extent permitted hereunder, and (B) the Parties agree that promptly after the Effective Date the Parties shall issue a joint press release regarding the terms hereof in the form attached as Exhibit A hereto.

THE TRANSACTIONS:

By signing this Option Agreement, the Sellers hereby grant to SFX and/or one or more subsidiaries of SFX (as the case might be, the “Buyer”) an option (the “Option”) to acquire a 75% interest (the “Purchased Company Interest”) in ID&T or in another entity owning the Business (ID&T or such entity, as the case might be, the “Company”)(1), in accordance with the terms hereof. Upon the Buyer transferring the Consideration to the Sellers in accordance with the terms hereof (such transfer, the “Exercise”), the Company shall deliver the Purchased Company Interest to the Buyer.

On the Effective Date, as an option fee SFX shall (i) pay to the Sellers an amount equal to US$2,500,000 by wire transfer of immediately available funds to an account designated by Sellers, and (ii) issue 2,000,000 shares of SFX common stock, par value $0.001 per share (the “SFX Shares”)  (Clauses (i) and (ii) hereof are collectively, the “Effective Date Consideration”).

On the Effective Date, SFX shall also (i) make an advance to the Sellers in an amount equal to US$7,500,000 (the “Advance”) by wire transfer of immediately available funds to an account designated by Sellers, (ii) issue to the Sellers 2,000,000 shares of SFX common stock, par value $0.001 per share (the “NAJV Stock Consideration”), and (iii) issue to the Sellers the ID&T Warrants (as defined in that certain Binding Term Sheet dated as of October 26, 2012 among the Parties (the “NAJV Term Sheet”)).  Clauses (i), (ii) and (iii) hereof are collectively, the “NAJV Consideration” and are made pursuant to the requirements of the NAJV Term Sheet.  In addition, the parties acknowledge that the Buyer has previously paid to the Seller US$12,500,000 (the “Initial NAJV Consideration”) in cash pursuant to the terms of the NAJV Term Sheet.

•                                          “Consideration” means the total consideration to be paid by SFX in

(1)         Sellers contemplate that the Business will be owned by a New Dutch B.V. to be formed in connection with the transactions contemplated hereby, and such entity will be the “Company” hereunder.

order to exercise the Option, as adjusted pursuant to the bullet points below, consisting of: (a) the Effective Date Consideration; (b) US$40,000,000 in cash (the “Exercise Price”), and (c) waiver of repayment of the Advance, which at Exercise (should Exercise occur) shall be deemed to constitute additional cash consideration payable by the Buyer for the Purchased Company Interest.  Upon Exercise the NAJV Term Sheet shall be deemed amended to reflect the revised treatment of the Advance.

•                  The Consideration with respect to the Transactions will be adjusted based upon a target consolidated indebtedness amount for the Company of US$0 as of January 1, 2013.  To the extent that, as of December 31, 2012, the amount of net current assets of the Company (i) exceeded $0, the Company will distribute the excess in cash to the Sellers or the amount of such excess shall increase the Consideration payable to the Sellers, and (ii) was less than US$0, the cash portion of the Consideration payable to the Sellers shall be reduced by such amount.  Net current assets shall be calculated based on the difference between current assets and current liabilities, but including as current assets agreed upon amounts of retained earnings and shareholders’ equity to account for certain differences between Dutch and US GAAP.  Further, net current assets will be reduced for any tax obligations of the Company relating to the prior payment by Buyer of US$12,500,000 pursuant to the NAJV Term Sheet, offset by the net present value of any tax benefits reasonably expected to be realized by Buyer as a result of such payment.

•                  The Consideration will be further increased in the amount of undistributed dividends of unconsolidated subsidiaries specified by the Sellers (the “Anticipated Dividends”).  To the extent that the Company does not receive the amount of Anticipated Dividends within nine months of the Effective Date, then (A) to the extent the shortfall in Anticipated Dividends is less than US$1,000,000 such amount shall be treated as an advance by Buyer to the Sellers and repaid from 100% of distributions from the Company, and (B) to the extent the shortfall in Anticipated Dividends is US$1,000,000 or greater, the Buyer shall have the option to either (i) treat such amount as an advance consistent with clause (A), or (ii) at Sellers’ election, (x) cancel shares of SFX stock issued to Sellers as Consideration with a value equal to such shortfall (at a price per share of $10 per share) or (y) receive a cash payment from Seller in an amount equal to such shortfall.

•                                          “Business” means all of ID&T’s assets, businesses, and operations, subject to agreed treatment of the North American JV as described under “Structure” below.  Business includes (whether such interests are directly held by ID&T, or by shareholders of ID&T and relating primarily to the Business):  all equity interests of any subsidiary or equity investments; all of ID&T’s intellectual property; 100% of the interests in Q-Dance; a 50% interest in the ID&T Belgium BvBA (Tomorrowland) joint venture (it being understood that as a result of the transfer of the Business, SFX will receive 75% of the benefits and 75% of the obligations associated with such joint venture currently owned by ID&T(2)); a 50% interest in the b2s joint venture (it being understood that as a result of the transfer of the Business, SFX will receive 75% of the benefits and 75% of the obligations associated with the b2s joint venture currently owned by ID&T(3));  all equity interests of ID&T Merchandise BV; and any other asset used by ID&T or any subsidiary in the conduct of its business or any contractual right held by ID&T or any subsidiary.  The parties acknowledge and agree that satisfaction of any consent or other requirements with respect to any change of control trigger relating to the ID&T Belgium BvBA joint venture shall not be a condition to the Transactions contemplated hereby; provided, that (i) the parties shall cooperate and use their reasonable efforts to obtain any consent required or satisfy any such other requirements in connection with any such change of control trigger, and (ii) if the third party to the joint venture exercises its rights under the joint venture agreement in connection with such change of control trigger, SFX will receive its proportionate share of any consideration paid by such third party to Sellers (or any of their affiliates).  Further, the parties agree to enter into a shareholders agreement containing customary governance and transfer restrictions consistent with the terms contemplated herein with respect to b2s.  The parties acknowledge that ID&T is currently in discussions regarding certain transactions as described in Exhibit B hereto, and that the assets listed in Exhibit C hereto are not part of the Business.

•                                          “Sellers” means (i) ID&T, if the Company is not ID&T but is instead another entity owning all of the Business, or (ii) the shareholders of ID&T as of the Effective Date, if the Company is ID&T.

The transactions contemplated by this Option Agreement are herein referred to as, the “Transactions”.

M DESIGN:

In connection with the Transactions, on or prior to time of the Exercise, the Sellers shall form an entity which is expected to be named “M Design” (“M Design”). M Design will be owned by existing shareholders of ID&T (the “M Design Shareholders”).

Prior to the Exercise, (i) M Design will not conduct any operations, and (ii) the M Design Shareholders will be prohibited from transferring the interests in M-Design.

(2)         As discussed with ID&T, SFX is negotiating with the Belgian co-owners of the Tomorrowland joint venture for worldwide rights with ID&T.

(3)         As discussed with ID&T, SFX is separately negotiating to purchase the 50% interest in the b2s joint venture not held by ID&T.  Consideration is being given to having ID&T acquire that 50% interest rather than SFX should the Option be exercised.

Upon the occurrence of the Exercise, the following provisions will apply:

•                                          Duncan Stutterheim (“Stutterheim”), Wouter Tavecchio (“Tavecchio”), and certain individuals who were employed by ID&T immediately prior to the Effective Date will be employed solely by M Design (Stutterheim, Tavecchio, and such individuals, collectively with any other individuals who become employed by M Design, the “M Design Employees”); provided that Stutterheim is expected to provide services to SFX while an M Design Employee as specified in his employment agreement;

•                                          Stutterheim’s (subject to the first bullet point hereof) and Tavecchio’s employment with M Design will be for an initial term of five (the “Initial Term”) years after the date on which the Exercise occurs (the “Exercise Date”);

•                                          For so long as Stutterheim or Tavecchio is an owner of M Design, M Design, in consultation with the Co-CEO of the Company appointed by ID&T and the Chief Creative Officer of the Company (which may be the same person), will maintain exclusive creative control over festivals, events or concerts, brands, merchandise and related intellectual property (“Events”) that the Company promotes or produces, spending with respect to events (subject to the Company’s budget), and the use of brands, merchandise, intellectual property and content in connection with the promotion and production of Events.

•                                          the M Design Employees will provide such creative services, through M Design,  pursuant to a contract to be agreed by the parties (the “M Design Contract”) and for a cost equal to the operating cost of M Design, including aggregate salary and employee benefits that would otherwise be payable to M Design Employees for such services were they employed with the Company (and M Design will not charge the Company any premium or service fees with respect to costs incurred by M Design on behalf of the Company);

•                                          M Design will, for so long as the M Design Contract is in effect, not provide services to any person other than to the Company or the Company’s subsidiaries and will not otherwise engage in any business, except with the consent of Buyer and the Company for the duration of M Design’s existence;

•                                          certain key M Design Employees (including Stutterheim and Tavecchio), including those listed on Exhibit E, will be required, as a condition of employment with M Design, to enter into a non-competition agreement and non-solicitation agreement with M Design, the Company and SFX that, among other things, prohibits such M Design Employee from competing with the Company, SFX or any of SFX’s subsidiaries (the “M Design Employee Agreements”), and such non-competition and non-solicitation agreement will survive termination of employment for one year (or six months in the event of termination without cause); provided, that in the case of Stutterheim and Tavecchio such agreement will survive for the greater of (A) the term of employment and (B) the

Initial Term, plus in either case one year (or 6 months in the event of termination without cause);

•                                          all intellectual property, real property, goods or services developed by M Design (whether in connection with performing services for the Company or otherwise) are deemed to be works made for hire and will be owned solely by the Company and will be registered with appropriate governmental or other entities in the name of or at the direction of the Company, and all intellectual property, real property, goods or services developed by an M Design employee during the twelve month period post-employment termination which relate to EDM or the type of business conducted by the Company will be presumed, subject to rebuttal, to have been created as works made for hire and to be the property of the Company;

•                                          M Design will be operated with a financial plan to neither make a profit nor suffer a loss;

•                                          M Design and the Company will agree to an annual budget; the Company, Buyer, and the M Design Shareholders will enter into an agreement setting forth, among other things, the provisions in this section “M Design”;

•                                          By action of its Board, the Company may terminate the contract for breach or failure to perform.

EMPLOYMENT TERMS

At the Exercise Stutterheim or his personal holding company shall enter into an employment agreement or management agreement, as applicable, with M-Design, providing for him to serve as an employee of M-Design and to provide services to SFX as further agreed, on terms and conditions including:

1.              Term of no less than five (5) years;

2.              Salary of no less than five hundred thousand dollars ($500,000) per annum, subject to an annual increase of 3% per annum.

3.              Severance in the event of termination without cause for the longer of (x) the remaining term of the agreement or (y) one year following such termination (which amounts shall be reimbursed to M-Design by ID&T).

4.              Benefits on the same basis provided to other senior executives of SFX.

5.              All other terms and conditions shall be agreed upon between SFX and Mr. Stutterheim.

6.              The employee will be subject to a non-compete that will survive the term of employment for one year (or 6 months in the event of a termination without cause).

7.              Options (transferrable with the consent of the SFX board) to acquire 200,000 SFX shares (i) with an exercise price of $10 per share, (ii) with a term of 5 years and (iii) which shall be fully vested at Exercise.

On or prior to Exercise, Tavecchio or his personal holding company shall have entered into an employment agreement or management agreement, as applicable, with M-Design having the terms set forth on Exhibit E hereof, which shall include, without limitation, severance in the event of termination without cause for the longer of (x) the remaining term of the agreement or (y) one year following such termination (which amounts shall be reimbursed to M-Design by ID&T).

On or prior to the Exercise, the key employees of ID&T set forth on Exhibit E shall enter into employment agreements with ID&T having the terms set forth on Exhibit E, which shall include, without limitation, severance in the event of termination without cause for the longer of (x) the remaining term of the agreement or (y) one year following such termination.

COMPANY SHAREHOLDERS’ AGREEMENT:

Upon the occurrence of the Exercise, the Buyer and the Sellers (collectively, the “Company Shareholders”) shall enter into a shareholders’ agreement (the “Company Shareholders’ Agreement”) consistent with the terms hereof, that addresses, among other things, management of the Company, rights to distributions from the Company, liquidity events with respect to the Company, and provisions regarding the transferability of equity in the Company. Certain terms to be included in the Company Shareholders’ Agreement are set forth in this Option Agreement under the following sections: “Management and Operation of the Company,” “Distributions to Company Shareholders,” and “Transfers of Company Shares.”  The Buyer and the Sellers expect the Company Shareholders’ Agreement will incorporate and supersede similar terms of the NAJV Term Sheet.

MANAGEMENT AND OPERATION OF THE COMPANY:

The following provisions will apply only upon occurrence of the Exercise:

•                                          The Company’s board (the “Board”) will be composed initially of five individuals. The Buyer will be entitled to appoint one more than a majority of the Board members and the Sellers will be entitled to appoint one less than a majority of Board members.  SFX, on behalf of the Buyer, hereby designates Robert FX Sillerman , Mitchell Slater and Shelly Finkel as the Buyer’s initial designated Board members and the Sellers hereby designate Duncan Stutterheim and Ritty van Straalen as the Sellers’ initial designated Board members.

•                                          Majority board approval shall be required for the following actions:

(i)  To the extent that the Board has unanimously determined that third party debt financing of the Company is required, the Board, by majority approval shall have the right to determine the nature and terms of any such financing (whether provided by SFX or by an independent third party), provided that any such financing is on terms that are reasonably consistent with terms that would reasonably be expected to be available from a third party financing source);

(ii)                                  The approval of the gross budget (meaning the company’s overall annual spend); provided that (a) unanimous approval of the Board shall be required for approval of line items in Event budgets, and (b) the gross budget may not be decreased from the prior year’s gross budget without the unanimous consent of the Board, unless the Company’s EBITDA declined compared to the prior year, in which case the gross budget may be reasonably adjusted to reduce expenses; and

(iii) The hiring and firing of personnel; provided that unanimous approval of the Board shall be required for hiring and firing of key employees set forth on Exhibit E, Stutterheim, Tavecchio and the M Design Employees.

All other actions shall require unanimous board approval.

•                                          The following persons shall initially be the senior management of the Company, and shall be subject to the direction of the Board: Chris van Overbeeke, Marcel Elbertse, Fatih Kahyaoglu, Jeroen Jansen and Bas Meijer.

•                                          The Company will, in the course of seeking profitable operations, act to preserve and expand the existing ID&T brands and develop new brands and opportunities.

•                                          SFX shall use its reasonable efforts to avoid promoting Events which would reasonably be expected to diminish or interfere with the use of the Company brands, in particular, by virtue of the timing and location of performances.

•                                          Individuals who are currently employed by or otherwise affiliated with ID&T will be responsible for creative control of the Company, including creative control over Events that the Company promotes or produces, spending with respect to Events, and the use of brands in connection with the promotion and production of Events.

•                                          SFX will have primary responsibility and oversight of the non-Event, non-promotion aspects of the Company’s operations, including financial planning, non-Event budget, and general oversight of the Company’s operations. The Company will be managed within overall budget guidelines that are established annually by the Board as described above (the “Budget”).  If the Board is unable to agree on a Budget and until such time as the Budget is agreed, the Company shall operate on the basis of the prior year’s gross budget. Further, if the Board is unable to agree on such an allocation of the gross Budget, the Company shall operate on the basis of the prior year’s budget taking into account proportional changes in each line item therein to account for the approved change in the gross budget.

•                                          One Co-CEO and the CFO of the Company will be appointed by SFX.  Shelly Finkel (“Finkel”) will serve initially as the JV’s Co-CEO appointed by SFX.  If Finkel resigns from, is removed from, or otherwise no longer serves in his position as a Co-CEO, then SFX will be entitled to appoint a replacement Co-CEO, but only if such appointee is reasonably acceptable to ID&T.  It is agreed that ID&T may withhold such approval if the replacement Co-CEO is a competitor of ID&T, ID&T has had prior dealings with such person that were unsatisfactory to ID&T or if ID&T perceives that such person may have a conflict of interest, including due to such person’s work for another subsidiary of SFX.

•                                          One Co-CEO and the Chief Creative Officer of the JV will be appointed by ID&T, subject to SFX’s approval, which will not be withheld except where based on clear evidence of: conflict, inability to competently perform the functions of the office, criminal history or public opprobrium.

•                                          Other than with respect to ID&T employees and members of ID&T management providing services through M Design, as of the Effective Date, ID&T employees (“Retained Employees”) will continue to be employed by ID&T (or by the applicable ID&T subsidiary, as applicable) on the same terms as they were previously employed prior to the Effective Date; except that, to the extent permitted by law, instead of receiving benefits and being eligible for ID&T equity incentive plans, Retained Employees and M Design employees (as provided for in the M Design Contract) will be eligible to participate in benefit plans and equity incentive plans in which SFX’s employees are generally eligible to participate, including SFX’s stock option plan.

•                                          To the extent not financed by one or more third-party financing arrangements, SFX or one or more of SFX’s subsidiaries (other than the Company and the Company’s subsidiaries) (as the case might be, the “SFX Funding Entity”) will provide debt financing to the Company on terms approved by the Board (including reasonable market-based interest rates for such loans). If the SFX Funding Entity incurs indebtedness in connection with providing such financing, including pursuant to a credit facility to which multiple SFX entities are loan parties, then (a) the Company will enter into appropriate documentation that joins the Company as a loan party under the loan documents governing such indebtedness, to the extent necessary to guaranty as a primary obligor the portion of such indebtedness that is incurred in order to provide such financing, (b) Buyer will be permitted to pledge its interest in the Company, and (c) the Company will enter into such documentation and take such actions as are necessary to provide such guaranty.  In the event the SFX Funding Entity elects not to provide such financing, the Company may enter into third-party financing arrangements on terms approved by the Board (as described above.  In either case, the SFX Funding Entity (as applicable) and the Company shall use commercially reasonable efforts to provide that any such financing arrangement allows for yearly cash distributions of the annual profits of the Company to shareholders of the Company.

SFX BOARD OBSERVER

Commencing one week following the Effective Date, Seller will have the right to appoint and dismiss an observer to the SFX board who will have full rights to observe and participate in meetings, subject to customary restrictions relating to conflicts and privilege, including notice of meetings.  The parties agree that this right supersedes and replaces Seller’s right to appoint a board observer pursuant to the NAJV Term Sheet, and the NAJV Term Sheet shall be deemed amended to remove ID&T’s right to appoint a board observer.

DISTRIBUTIONS TO COMPANY SHAREHOLDERS:

Provisions regarding distributions (including, if the Company is a pass-through entity for tax purposes, tax distributions) will be reflected in the Company Shareholders’ Agreement.  The parties agree that after Exercise, annual profits as reported in the Company’s consolidated financial statements for the year as approved by the Board will be distributed in cash to the Company Shareholders, taking into account appropriate reserves as determined by the Board, as well as the Budget and the Company’s contractual obligations (including covenant compliance under debt facilities).

TRANSFERS OF COMPANY SHARES:

Upon the occurrence of the Effective Date, the following provisions will apply:

•                                          Restrictions on Transfers; Permitted Transfers. Each Company Shareholder shall not directly or indirectly transfer any of such Company Shareholder’s equity interests in the Company (“Company Shares”), except:

•                                           each Company Shareholder is permitted to transfer all or any portion of such Company Shares to one or more of such Company Shareholder’s subsidiaries, affiliates or family members, to other Company Shareholders, provided, that such transferee agrees to be bound by the terms of the Company Shareholders’ Agreement;

•                                           each Company Shareholder is permitted to pledge all or any portion of such Company Shares in connection with a financing;

•                                           the Sellers are permitted to transfer Company Shares to a third party, subject to a right of first refusal in favor of SFX with respect to any such transfer, if such transfer (or series of transfers) relates to at least 50% of the shares held by the Sellers collectively;

•                                           Until the third anniversary of the Effective Date, Sellers shall have a right of first refusal with respect to any proposed transfer by SFX of more than fifty percent (50%) of its interest in the Company; and

•                  The Buyer is permitted to (directly or indirectly) transfer all (but not less than all) of the Buyer’s Company Shares (i) as part of a corporate reorganization, or (ii) in connection with the sale or merger of the Buyer’s entire group.

•                                          Joinder. As a condition to becoming a holder of Company Shares, any transferee of Company Shares must agree to be bound by the terms of the Company Shareholders’ Agreement to the same extent as the transferring Company Shareholder with respect to the Company Shares so transferred.

•                                          Foreclosure on Company Shares. A bona fide pledgee of Company

                                                Shares that acquires such Company Shares in connection with a foreclosure thereon will succeed to such Company Shareholder’s economic interest, but not voting or other control rights, under the Company Shareholders’ Agreement and such foreclosure will not terminate existence of the Company.

•                                          Sellers’ Put Right. Provided that the Exercise has occurred, during the period beginning on the date that is the earlier of (i) the three-year anniversary of the Effective Date and (ii) the date on which SFX consummates a transfer of more than fifty percent (50%) of its interest in the Company, the Sellers will be entitled to collectively put (by providing notice to the Buyer during such period) all, but not less than all, of their Company Shares and interests in M-Design to the Buyer for an aggregate purchase price equal to the Company Shares Put Price as of the date when the Sellers provide the Buyer notice of their election to exercise such put right.   SFX shall provide reasonable notice of any sale triggering Sellers’ rights under this section, and Sellers shall provide reasonable notice of any exercise of such rights.

•                                           “Company Shares Put Price” means, as of a given date of determination, an amount equal to the greater of (a) 8 times Ratable LTM EBITDA as of such date and (b) $31.25 million; except that if (x) 12 times Ratable LTM EBITDA as of such date is less than $31.25 million and (y) SFX has not taken action prior to such date for the sole purpose  of causing 12 times Ratable LTM EBITDA to be less than $31.25 million, then “Company Shares Put Price” means 12 times Ratable LTM EBITDA as of such date.

•                                           “Ratable LTM EBITDA” means, as of a given date of determination, (a) 0.25 times (b) the Company’s consolidated earnings before interest, taxes, depreciation, and amortization for the 12-month period ended as of the last day of the calendar month immediately preceding the calendar month in which such date of determination is included.

The Buyer will be obligated to pay the Company Shares Put Price as soon as reasonably practicable, and in any event within one year of the date of the notice of election.  If the Buyer fails to pay the Company Shares Put Price within one year, then (i) the Buyer shall provide the Sellers with the opportunity to elect to select one brand (other than one brand specified by the Buyer) to be transferred to the Sellers (the “Seller Brand”) and (ii) the key employees set forth on Exhibit E, the M Design Employees, and the former ID&T employees (including, but not limited to, Stutterheim and Tavecchio) shall be released from their non-competition agreements with the Company.  The Company shall cause the Seller Brand (if Sellers elect to select a Brand) to be appraised and the value of the Seller Brand shall be deducted from amounts owed by Buyer pursuant to the Company Shares Put Price.  Sellers’ rights in the Seller Brand will be subject to the Company’s ability to fulfill existing contractual obligations relating to such brand; provided, that the economic benefits of such contractual obligations shall be for the benefit of Sellers.

STRUCTURE:

The Parties shall seek to structure the Transactions and the management of the Company so as to optimize tax treatment to the Parties.

The Parties shall structure the Transactions such that the joint venture between the Parties (the “North America JV”) that was created by virtue of the NAJV Term Sheet, between the Parties will be included as part of the acquisition of the Company; except that should the Exercise occur (a) the Parties shall structure the Transactions such that (i) the Buyer will have a 75% ultimate beneficial economic interest in the North America JV and the Sellers will have, in the aggregate, a 25% ultimate beneficial economic interest in the North America JV, (ii) the North America JV shall be solely managed, directly or indirectly, by the Company on terms consistent with the terms set forth in this Option Agreement (and there will be no separate board of directors) and (iii) any dividends and distributions by the North America JV to the Buyer derived from US-based events will be first and primarily taxable to the Buyer in the United States; (b) the obligation to repay the Advance shall be removed (it being understood that the amount of such Advance paid on the Effective Date shall be deemed to constitute part of the Buyers cash consideration for the Purchased Company Interests); (c) the obligation to pay license fees on the terms set forth in the NAJV Term Sheet shall modified as agreed to by the parties (it being understood that such license fees shall be payable to Newco or one or more of its subsidiaries); (d) the obligation of SFX to issue the EBITDA Warrants (as defined in the NAJV Term Sheet) shall remain in full force and effect; and (e) the provisions of the NAJV Term Sheet regarding Transfer of SFX Common Stock shall remain in full force and effect with respect to NAJV Stock Consideration.

The Parties acknowledge and agree that subject to the terms of this Option Agreement, the Definitive Agreements will harmonize the terms of the NAJV Term Sheet with the terms of this Option Agreement.  The Parties acknowledge and agree that if the Option is not Exercised, the NAJV Term Sheet shall remain in effect, but modified as specifically provided herein.

The structure of the Transactions is subject to continuing review and analysis and the Parties acknowledge that it may be necessary or appropriate to restructure the form of all or a portion of the Transactions as a result of tax, accounting, or other considerations.

US GAAP AUDIT:

ID&T shall prepare 2012 financial statements, which will include 2011 comparatives on a US GAAP basis, with respect to ID&T and the Business consistent with United States generally accepted accounting principles.  ID&T shall engage Ernst & Young (“E&Y”) as independent accountants to complete an audit of the US GAAP financial statements under United States generally accepted auditing standards (the “US Audit”) for such historical financial periods and pursuant to which E&Y will agree to complete and provide a report with respect to the US Audit as soon as practicable.

SFX’S RIGHT TO UNWIND

If the financial statements that are the subject of the US Audit are not in a form that is able to be filed with the SEC as a part of SFX’s registration statement (it being understood that receipt of a qualified audit opinion shall not, in and of itself, mean that the US Audit is not able to be so filed), then, upon notice from SFX to the Sellers, the Parties shall take such actions as are necessary unwind the Transactions and to put the Parties in their same respective positions as of immediately prior to the Effective Date as if the Transactions were void ab initio;  including that the Sellers shall be obligated to refund the Effective Date Consideration.  For avoidance of doubt, notwithstanding the refund of the Effective Date Consideration, the Sellers shall retain (i) the $7,500,000 constituting the Advance, which shall continue to constitute the ID&T Advance under and subject to the terms of the NAJV Term Sheet; (ii) the NAJV Stock Consideration, (iii) the ID&T Warrants, in each case, subject to the terms of the NAJV Term Sheet and (iv) the Initial NAJV Consideration.

If within 15 days following delivery by Sellers to Buyer of a US Audit that is in a form that is able to be filed with the SEC as part of SFX’s registration statement (a “Good Audit”), the Buyer notifies the Sellers that it has determined not to Exercise the Option (a “Non-Exercise Notice”) as provided herein: (i) the Option shall terminate, (ii) Sellers shall not be obligated to refund the Effective Date Consideration and (iii) the $7,500,000 constituting the Advance shall be deemed to constitute a break-up fee paid by the Buyer to the Sellers (and Seller shall retain said amount) for failure to Exercise the Option and shall no longer be deemed to be an advance under the NAJV Term Sheet (which shall be deemed amended to reflect such characterization).  For avoidance of doubt, under such circumstances, the Sellers shall retain (i) the NAJV Stock Consideration, (ii) the ID&T Warrants, in each case, subject to the terms of the NAJV Term Sheet and (iii) the Initial NAJV Consideration.  If the Buyer does not Exercise the Option, then the provision “Transfers of SFX Shares—Sellers’ Put Option” shall terminate and have no further force or effect.  Buyer may exercise or not exercise the Option in its sole discretion.  On or prior to the date that is 90 days after delivery of the Good Audit, SFX will pay to the Sellers US$10,000,000 in cash (and, for avoidance of doubt, such payment shall be payable regardless of whether Buyer has delivered a timely Non-Exercise Notice or has elected to Exercise the Option).

If the Buyer does not provide a Non-Exercise Notice within the 15 days following delivery of the Good Audit, the Buyer shall exercise the Option and pay the Exercise Price no later than 60 days following delivery of the Good Audit as described in “Exercise”.

Except as otherwise provided herein, the terms of the NAJV Term Sheet and the terms of the following sections of this Option Agreement will continue in force following the unwinding of the Transactions or upon Buyer’s determination not to exercise the Option: the introductory paragraph to this Option Agreement; “SFX’s Right to Unwind”; “Costs”; “Confidential Information”; “Governing Law”; “Consent to Jurisdiction and Venue”; “Counterparts”; “Amendment; Waiver; Signed Writings”; “Successors and Assigns; Parties in Interest”; and

“Construction and Interpretation.”

DUE DILIGENCE:

SFX and its representatives are entitled to conduct a business, financial, legal, tax, and accounting due diligence investigation of ID&T and the Business, as well as undertake other normal and customary due diligence procedures.  ID&T shall, and shall cause their respective representatives to, (a) make available to SFX and its representatives all information relating to ID&T and the Business reasonably requested by SFX or its representatives and (b) otherwise reasonably cooperate with SFX and its representatives in connection with the aforementioned due diligence investigation.   ID&T shall provide all necessary consents and instructions to cause its auditors, professional advisory firms and consultants to provide access to such information as SFX may request from time to time, including through telephonic and in-person diligence sessions.  SFX shall use reasonable efforts to reduce the diligence process through the use of materials previously provided by ID&T.  SFX shall provide Seller with a copy of SFX’s registration statement as currently on file with the SEC and all amendments thereto (unless publicly available), and copies of documents relating to SFX’s option plan.  Seller shall be given reasonable opportunity to review and comment on any disclosure with respect to ID&T or the transactions contemplated hereby in SFX’s registration statement, as amended.

CERTAIN OBLIGATIONS:

The Sellers shall notify SFX upon the occurrence of material events with respect to the Company promptly upon becoming aware of such events.

The Parties shall use their respective reasonable efforts to ensure that the Transactions are approved under applicable anti-trust laws (or that such laws have been determined to be inapplicable to the Transactions).

The Parties shall cooperate to obtain all necessary consents to the Transactions from governmental entities and third parties.

EXERCISE:

Unless the Buyer has delivered a timely Non-Exercise Notice, on or before the date that is 60 days after the date on which a Good Audit report is delivered to SFX (or on the next succeeding business day if such date is not a business day), the Buyer shall Exercise the Option by paying to the Sellers the unpaid Consideration (i.e., $40 million in cash, subject to adjustment as described under “The Transactions” above) to the Sellers.  Further, upon the Exercise, the $7,500,000 constituting the Advance shall be deemed to constitute additional cash consideration payable by the Buyer for the Exercise of the Option and shall no  longer be deemed to be an advance under the NAJV Term Sheet (which shall be deemed amended to reflect such characterization).  For avoidance of doubt, upon the Exercise, Sellers shall be entitled to retain the Effective Date Consideration, in which event the Effective Date Consideration will be deemed to be part of the purchase price.

DEFINITIVE DOCUMENTS:

SFX and its legal counsel shall prepare the initial draft of the definitive documents with respect to the Transactions (the “Definitive Documents”), including a management services agreement between the Company and M Design. It is expected that Definitive Documents will be prepared no later than 30 days after the Effective Date. The Parties shall use their respective reasonable efforts to enter into the Definitive Documents on terms that are consistent with the terms hereof.

Prior to entering into the Definitive Documents, (a) with respect to the terms hereof that apply only upon the occurrence of the Exercise, the Parties shall conduct the operations of the Company and M Design in accordance with this Option Agreement from and after the occurrence of the Exercise and (b) with respect to the other terms hereof, the Parties shall conduct the operations of the Company and M Design in accordance with this Option Agreement from and after the Effective Date.

The following provisions shall apply with respect to indemnification claims against the Sellers for breaches of representations and warranties under the Definitive Documents:

•                  Cap on liability equal to $15,375,000(4) for breaches of representations and warranties (including with respect to taxes and intellectual property); provided, that there shall be an additional $10,250,000(5) added to such amount solely for breaches of representations and warranties with respect to taxes and intellectual property.

•                  Deductible of $200,000.

•                  Survival period of 18 months, except that the fundamental representations shall survive indefinitely.

The cap and deductible shall not apply to breaches of fundamental representations or in the case of fraud.

Indemnification obligations of the Sellers shall be satisfied, first, by the return of SFX shares issued to Sellers in connection with the transactions (including the NAJV Stock Consideration), at a price per share of $10 per share.

REPRESENTATIONS, WARRANTIES AND COVENANTS:

The Sellers shall make customary representations and warranties under the Definitive Documents as of the Effective Date and as of the Exercise Date, including representations and warranties regarding organization, good standing, financial statements, authority, authorization, enforceability, title to assets, distributions of SFX stock, and representations and warranties regarding the Business, generally consistent with Exhibit D.

The Sellers shall, under the Definitive Documents, make further customary representations and warranties related to the US Audit and Business as of the Exercise Date, and shall be required to comply with customary post-Effective Date covenants, each to be as agreed to by the parties.

The Buyer shall make customary representations and warranties under the Definitive Documents as of the Effective Date and as of the Exercise Date, including with respect to the SFX shares to be issued in connection with the

(4)  Draft note: Amount equal to 15% of the aggregate consideration value of $102,500,000.

(5)  Draft note:  Amount equal to 10% of the aggregate consideration value.

transactions.

NON-COMPETITION AND NON-SOLICITATION:

The Definitive Documents will include non-competition and non-solicitation obligations of the Sellers, to the extent such obligations are not otherwise addressed in an employment agreement between such Seller and the Company. The Definitive Documents will include non-competition and non-solicitation obligations of the Buyer.  Existing key employees of ID&T will be required to enter into non-solicitation agreements with respect to the operations and employees of the Company and the operations and employees of SFX.

ARBITRATION PROVISIONS IN DEFINITIVE DOCUMENTS:

The Definitive Documents will provide that any disputes thereunder will be resolved pursuant to Binding Arbitration. Disputes arising under this Option Agreement will be resolved pursuant to Binding Arbitration. “Binding Arbitration” means binding arbitration in New York, New York under the rules of the JAMS in which the prevailing party in any such arbitration will be entitled to such party’s reasonable attorney’s fees and costs.

TRANSFERS OF SFX SHARES:

The following provisions will apply to the SFX Shares issued as part of the Effective Date Consideration to the Sellers, and shall not alter the Sellers’ rights with respect to SFX Shares issued as part of the NAJV Consideration:

•                                          Lock-up Period. Each Seller will not transfer any SFX Shares (except to affiliates and family members) prior to the date that is the one-year anniversary of the earlier of (x) the date on which a Qualified IPO is consummated and (y) the Effective Date (such one-year period, the “Lock-up Period”). After the end of the Lock-up Period, each Seller will be permitted to sell the SFX Shares, but only if such Seller first provides SFX with notice thereof at least 5 business days prior to any such sale. “Qualified IPO” means the sale of shares pursuant to a registration statement declared effective by the United States Securities and Exchange Commission (the “SEC”) under circumstances in which the SFX common stock is accepted for listing on the NASDAQ Global Market or the New York Stock Exchange.

•                                          Registration. SFX shall use commercially reasonable efforts to register the SFX Shares for resale with the SEC and to pursue a Qualified IPO. The Sellers will enter into a customary lock-up agreement as reasonably requested by SFX’s underwriters in connection with a Qualified IPO, which shall be no more burdensome than lock-up with respect to shares of SFX common stock held by Robert Sillerman (“Sillerman”).

•                                          Sellers’ Put Option. If the Option is Exercised and a Qualified IPO is not consummated within 12 months following the Effective Date, then the Sellers’ will collectively have the right to require SFX to acquire the SFX Shares that the Sellers hold at such time for a per-SFX Share cash purchase price of US$10 (the aggregate purchase price in connection with such sale, the “SFX Shares Put Price”). SFX will be required to pay the SFX Shares Put Price as soon as SFX has the resources to do so.  This Put Option is separate from any put option under the NAJV Term Sheet relating to the NAJV Stock Consideration.

•                                          Drag-along Rights. Until a Qualified IPO occurs, if Sillerman sells to a bona fide third party all the SFX common stock that he owns at a price per share of SFX common stock that is equal to or greater than 120% of the SFX Share Acquisition Price (as adjusted for any stock splits, corporate reorganizations, or similar events), then, at Sillerman’s option, the Sellers will be required to sell for cash or marketable securities (i.e., listed on NASDAQ Global Exchange, NYSE or a comparable European exchange), on the same terms and conditions as received by Sillerman, all the SFX Shares, to the extent held by the Sellers at such time; provided, that such marketable securities shall not exceed fifty percent (50%) of the consideration to be received by the Sellers for the SFX shares in such sale. “SFX Share Acquisition Price” means the implied price per share of the SFX Shares at the time that the Sellers acquire the SFX Shares as set forth in the Definitive Documents or the definitive documents with respect to the North American JV.

•                                          Tag-along Rights. Until a Qualified IPO occurs, if the owner of Sillerman’s SFX common stock proposes to sell to a third party more than 50% of the SFX common stock that he (directly or indirectly) owns, then the Sellers will have the right to cause that owner of Sillerman’s SFX common stock to include in such sale all the SFX Shares, to the extent held by the Sellers at such time, on the same terms and conditions as received by that owner of Sillerman’s SFX common stock.

OTHER TERMS OF DEFINITIVE DOCUMENTS:	The Definitive Documents will contain customary representations and warranties, obligations, indemnities, and other terms as are appropriate for transactions of the nature of the Transactions.

NAME:	The Company and its subsidiaries may bear the name “SFX” in conjunction with the name “ID&T”, but all business will be conducted under an ID&T trade name without reference to “SFX”.

COSTS:

Each Party shall bear all of its own expenses (including expenses of legal counsel, investment bankers, accountants, and other advisers) incurred at any time in connection with this Option Agreement, or in pursuing or consummating the Definitive Documents and the Transactions; except that SFX shall pay the cost of preparing the US GAAP Audit and U.S. GAAP reconciliation of ID&T’s historical periods to the extent required by SFX, and ID&T shall pay the cost of preparing audited Dutch GAAP financial statements.

CONFIDENTIAL INFORMATION:

All information conveyed by one Party to the other Party in connection with this Option Agreement, including the terms of this Option Agreement, is and will be deemed to be “Confidential Information” under the Confidentiality Agreement. Notwithstanding the immediately foregoing sentence or anything to the contrary herein, SFX is permitted: (a) to disclose or use Confidential Information, this Option Agreement and the terms hereof, the Definitive Documents and the terms thereof, and the Transactions (any of the foregoing, “SEC-Disclosable Information”) in and in connection with the preparation of any registration statement relating to the registration of shares of SFX’s common stock (a “Registration Statement”), to the extent such disclosure or use is required by law, and in connection with any subsequent reporting obligations relating to such filing, to the extent such disclosure or use is required by law; (b) to disclose SEC-Disclosable Information to, or to use SEC-Disclosable Information in connection with corresponding with, the SEC, to the extent such disclosure or use is required by law; and (c) to disclose SEC-Disclosable Information to SFX’s representatives in connection with (i) the due diligence relating to a Registration Statement or a bank financing with respect to SFX or any of its subsidiaries, (ii) the preparation of a Registration Statement, or (iii) the preparation of any documentation relating to any such bank financing.  SFX and Buyer recognize the confidential nature and value of the Company’s creative program and development of intellectual property, and to the extent consistent with SFX’s obligations as a public company will keep such matters confidential, unless otherwise agreed by the Company’s Board.

The confidentiality restrictions set forth in the immediately foregoing paragraph are subject to the section of this Option Agreement entitled “Joint Press Release.”

JOINT PRESS RELEASE:	As discussed above, promptly after Effective Date, the Parties shall cooperate to issue a joint press release regarding the terms hereof in the form attached as Exhibit A hereto.

GOVERNING LAW:

This Option Agreement is governed by and is to be construed in accordance with the internal laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, without giving effect to principles of conflict of laws.

CONSENT TO JURISDICTION AND VENUE:

Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of, and venue in, any state or federal court located in the City of New York, State of New York for the purposes of any suit, action, or proceeding arising out of this Option Agreement, and shall commence any such suit, action, or proceeding only in such courts. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any suit, action, or proceeding arising out of this Option Agreement in such courts, and hereby irrevocably and unconditionally waives and shall not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

COUNTERPARTS:

This Option Agreement can be executed in one or more counterparts and can be delivered via facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of a Party can be seen (including via a pdf attached to an email).

AMENDMENT; WAIVER; SIGNED WRITINGS:

This Option Agreement can be amended or waived only in a writing signed by the Parties (or, in the case of a waiver, by the Party against which such waiver is to be enforced).  Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes of this paragraph.

NOTICES:

All notices, requests and other communications hereunder, to be valid, must be in writing.  Any notice, request or other communication hereunder will be deemed duly given (a) three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (c) one business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to SFX:

430 Park Avenue

6th Floor

New York, NY 10022

Attention:  Howard Tytel

Fax:

with a copy (which shall not constitute effective notice) to:

Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, NY 10022

Attention:  Aron Izower

Fax:  (212) 521-5450

If to Sellers:

De Entree 300

1101 EE  AMSTERDAM

Attention: Chris van Overbeeke

Fax: +31 (0)20 - 851 06 99

with a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: Jonathan Klein, Esq.

Fax:  (212) 884-8502

Any Party may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST:

Each Party shall not assign or delegate (or enter into any contract (whether written or oral) that would (whether with or without the passage of time, the occurrence of any event, the existence of any circumstance, or otherwise) otherwise effect the assignment or delegation of) any of such Party’s rights or obligations hereunder without the prior written consent of the other Party, and any such purported assignment without obtaining such written consent will be void. No provision hereof is intended to confer upon any person other than the Parties, their respective successors and their respective permitted assigns any rights or remedies hereunder.

CONSTRUCTION AND INTERPRETATION:

For the purposes of this Option Agreement, except as otherwise expressly provided herein: (a) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” and “herewith” and words of similar import are to be construed to refer to this Option Agreement as a whole and not to any particular provision of this Option Agreement; and (b) the words “include,” “includes,” and “including” when used in this Option Agreement are in all cases deemed to be followed by the words “without limitation.”

[Signature page follows]

The Parties are signing this Option Agreement as of the Effective Date.

SFX ENTERTAINMENT, INC.
(f/k/a SFX HOLDING CORPORATION)

By:	/s/ Shelly Finkel
Name: Shelly Finkel
Title: President

ID&T HOLDING B.V.

By:	/s/ W. Tavecchio
Name: W. Tavecchio
Title: Director

By:	/s/ W. Timmerman
Name: W. Timmerman
Title: Director

Signature Page to March 20, 2013 Option Agreement

Exhibit A

Press Release

(See attached)

Exhibit B

Certain Transactions

(see attached)

Exhibit C

Certain Non-Business Assets

(see attached)

Exhibit D

Representations and Warranties

(see attached)

Exhibit E

Employment Terms / List of Key Employees

(see attached)